EXHIBIT 99.1

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Launches Tender Offers For
GulfTerra Senior Subordinated and Senior Notes

        Houston, Texas (Wednesday, August 4, 2004) – Enterprise Products Partners L.P. (NYSE: EPD) announced that its principal operating subsidiary, Enterprise Products Operating L.P. (referred to as “Enterprise”), today commenced four cash tender offers to purchase any and all of the outstanding senior subordinated and senior notes of GulfTerra Energy Partners, L.P. and GulfTerra Energy Finance Corporation (collectively referred to as “GulfTerra”) totaling approximately $921.5 million. In connection with the tender offers, Enterprise is soliciting consents to proposed amendments that would eliminate certain restrictive covenants and default provisions contained in the indentures governing the notes.

        The tender offers and consent solicitations are being made pursuant to the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement from Enterprise dated August 4, 2004, and a letter of transmittal and consent, which have more details including a description of the terms of the tender offers and consent solicitations.

        Enterprise is commencing the tender offers and consent solicitations in anticipation of completing the merger with GulfTerra, and the closing of the merger is a non-waivable condition to the completion of the tender offers and consent solicitations. Other conditions include Enterprise’s raising funds sufficient to pay for the tendered notes. The purpose of the tender offers is to acquire all of the outstanding GulfTerra notes, and the purpose of the consent solicitations is to eliminate substantially all of the covenants and several events of default contained in the indentures governing such notes.

        Enterprise is offering to purchase the following notes using fixed-spread pricing according to the following securities table:

Aggregate Principal Amount	Title of Security	Reference Security	Fixed Spread
$215,915,000	8 1/2% Sr. Sub. Notes due 2010	3.125% due 5/15/07	0.75%
$321,600,000	8 1/2% Sr. Sub. Notes due 2011	2.50% due 5/31/06	0.75%
$134,000,000	10 5/8% Sr. Sub. Notes due 2012	3.00% due 11/15/07	0.75%
$250,000,000	6 1/4% Sr. Notes due 2010	6.50% due 2/15/10	0.75%

        The fixed-spread pricing will result in total consideration for each $1,000 principal amount tendered equal to the present value of the principal and interest that would accrue, in the case of the senior subordinated notes, from the last interest payment date until the applicable First Call Date, or in the case of the senior notes, until maturity as determined by reference to a fixed spread over the yield to maturity of designated United States Treasury reference securities. Holders who tender their notes prior to the consent date will be eligible to receive the total consideration, which includes a consent payment equal to $30 per $1,000 of principal. Holders of GulfTerra notes who tender their notes following the consent date but prior to the expiration date will not be eligible to receive the $30 consent payment.

        In addition, Enterprise also will pay accrued and unpaid interest up to but not including, the settlement date on all notes accepted in the tender offers. The settlement date is expected to occur promptly after the expiration date of September 2, 2004, unless extended by Enterprise. This is the last day for holders to tender their notes in order to qualify for the payment of the purchase price on the settlement date, which would not include the consent payment.

        The consent date is August 13, 2004. Note holders must tender their notes by 5:00 PM New York City time that day, unless extended by Enterprise, to qualify for the payment of the total consideration on the settlement date, which includes the consent payment. Any holder who tenders its notes will be deemed to have delivered its consent to the proposed amendments to the indenture governing such notes. August 13 also is the last day for note holders to withdraw tenders of their notes and revoke related consents to the proposed amendments. Holders that tender their notes after August 13 but prior to the expiration date will be eligible to receive the total consideration less the consent payment.

        Enterprise has retained Lehman Brothers to serve as the Lead Dealer Manager for the Tender Offer and the Lead Solicitation Agent for the Consent Solicitation. J.P. Morgan and Wachovia Securities have been retained to serve as Co-Dealer Managers and Co-Solicitation agents, and D. F. King & Co., Inc. has been selected to serve as the Tender Agent and Information Agent for the Tender Offer and Consent Solicitation. Requests for documents may be directed to D. F. King & Co. Inc. by telephone at (800) 487-4870 or (212) 269-5550, or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 or (212) 528-7581.

        This press release does not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related letter of transmittal. In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, the tender offers shall be deemed made on behalf of Enterprise by Lehman Brothers or one or more registered brokers or dealers under the laws of such jurisdiction.

        Enterprise Products Partners L.P. is the second largest publicly traded midstream energy partnership with an enterprise value of over $7 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to them. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the contemplated transaction and the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believes that such expectations reflected in such forward-looking statements are reasonable, neither it nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	a reduction in demand for its products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by its facilities;
•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at its facilities;
•	the failure to complete its proposed merger with GulfTerra;
•	the failure to successfully integrate the respective business operations upon completion of the proposed merger with GulfTerra or its failure to successfully integrate any future acquisitions; and
•	the failure to realize the anticipated cost savings, synergies and other benefits of the proposed merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

        Contact: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com.